Exhibit 10.2(q)

CYTEC

Cytec Industries Inc.	Shane D. Fleming
Five Garret Mountain Plaza	Chairman
Woodland Park, NJ 07424	President and CEO
Tel: 973-357-3280
Shane.Fleming@cytec.com

June 20, 2014

Mr. Daniel G. Darazsdi

Wilmington, North Carolina 28405

Dear Dan,

We are very pleased to confirm to you our offer for the position of Chief Financial Officer for Cytec Industries Inc. In this position, you will report directly to the Chairman and CEO of the Company and you will be based at our Corporate Headquarters in Woodland Park, New Jersey. In addition, you will become a member of the Cytec Executive Leadership Team. We look forward to your contributions to Cytec’s growth and to rewarding our shareholders.

On joining Cytec, it is expected that the full Board will elect you as an Officer of the Company. As we discussed, it is anticipated that your starting date will be August 4, 2014.

The specific terms of our offer are as follows:

•	An annual base salary of $470,000. You will be eligible for annual salary adjustments and you will be considered by the Compensation Committee of the Board of Directors for the first adjustment in January 2015.

•	An annual incentive target of 70% of your base salary with a payout opportunity of 0-200% of target. The Plan is based on EPS weighted at 70% and major missions weighted at 30%. We will be pleased to share the specific information on the goals of the annual incentive plan with you when you join Cytec. I would like to highlight that these measures are the same for all the executive participants, including the CEO, as we seek to have full alignment on our objectives and financial measures. For 2014, your payout will be prorated for your time in the position. Payouts will be in the first quarter of 2015.

•	A long-term incentive target of $850,000 granted in a mix of stock options weighted at 45% of the total LTI value, restricted stock units weighted at 15% of the total LTI value and performance cash weighted at 40% of the total LTI value. You will be granted the following long-term incentives for 2014 on your start date of August 4, 2014:

Stock Options: $382,500 in value or approximately 10,340 units

Restricted Stock Units: $127,500 in value or approximately 1,275 units

Performance Cash: $340,000 for the 2014-2016 Performance Period (paid first quarter of 2017)

In addition, you will be granted prorated Performance Cash target amounts for the previous two performance periods as outlined below:

Performance Cash:	$115,000 for the 2012-2014 Performance Period (paid first quarter of 2015)
$225,000 for the 2013-2015 Performance Period (paid first quarter of 2016)

Stock Options have a 10-year term and an exercise price equaling the closing price of Cytec common stock on the NYSE on your first day of employment. Stock options vest one-third on each of the three anniversaries following the date of grant. Restricted Stock Units vest 100% on the third anniversary following the date of grant. The Performance Cash is a rolling 3-year incentive based on the achievement of pre-determined EPS weighted at 30% of the Plan, ROIC weighted at 40% of the Plan and Relative TSR weighted at 30% of the Plan and measured against our stated Peer Group. The Performance Cash Plan has a payout opportunity of 0-200%. We will share the specific goals with you when you join Cytec and are the same for all executives in the program.

•	A special restricted stock grant equal to $250,000 will be granted to you on your first day of employment, 40% of which will vest on your second anniversary with the Company and 60% of which will vest on your third anniversary with the Company.

•	Participation in the Executive Income Continuity Plan which includes full vesting of restricted stock and options in the event of a change-in-control and your subsequent termination. The Plan also provides for a one year pay and annual incentive termination benefit if employment is terminated by the Company without “Cause” and three year’s pay and annual incentive termination benefit if employment is terminated after a change in control.

•	Participation in AMG National Trust’s Financial Counseling/Tax Preparation services program as you may require.

•	As a senior executive, you are expected to meet Cytec Stock Ownership Guidelines reflecting both the confidence we have in Cytec and our continuing commitment to enhance shareholder value. The guideline for your position is that within 5 years you will have beneficial stock ownership equivalent to four years base salary. This requirement should be met before you sell any Cytec stock or exercise stock options for cash. You can utilize the defined contribution plan to build up your stock holding and also vested restricted shares of stock.

Information on our executive compensation philosophy, programs and practices are set forth in the compensation Discussion and Analysis section of our 2014 Proxy Statement, a copy of which is enclosed. The Compensation and Management Development Committee can change the executive compensation program at any time.

•	You will have 20 days of vacation and three floating holidays annually.

•	You are eligible to participate in the Cytec US Domestic Relocation program. A detailed list of relocation benefits and applicable procedures will be provided separately. Upon acceptance of the relocation and before relocation expenses can be incurred, you will be asked to sign a Relocation repayment agreement. This agreement requires repayment of relocation benefits according to the following schedule if you terminate your employment with the Company for any reason within 24 months of your start date, as applicable: 100 percent of the relocation expenses previously reimbursed or paid by the Company if you leave during the first 18 months; or 50 percent of all incurred costs if you leave during months 19-24.

•	As of one month of your actual hire date, you will be eligible to participate in the employee benefit plans and programs (medical, dental, vision, disability and life insurance) of Cytec described in the enclosures that are applicable to you and as amended from time to time, subject to the restrictions and eligibility requirements of the plan or program. You will not acquire any vested right to the continuation of any such plan or program, or to your participation in it, except as may be specifically provided by law or the written terms of the plan document. Cytec reserves the right to change or discontinue any such plan or program, or substitute any new or different plan or program, at any time.

•	As of one month of your actual hire date, you will become a participant in the Cytec Employees’ Savings Plan beginning on the first pay date after you have been an employee for thirty days. Once you are a participant in the plan, the Company current practice is to make a profit sharing contribution equal to 3% of your pay to your plan account. In addition, it is the Company’s current practice to make matching contributions to your plan account in an amount equal to your personal contributions to your plan account up to 6% of your pay subject to any applicable restrictions or limitations of the plan.

•	Enclosed is a copy of Cytec’s Code of Conduct. Cytec is committed to four core values: (1) Safety, Health and Environment, (2) Ethics, (3) Respect for Employees, and (4) Value Creation. Demonstrating our four core values in all that we do will help Cytec to: achieve our vision; achieve sustainable and profitable growth; provide a culture that challenges, engages and rewards our employees; be universally recognized as a technology leader in our markets; and positively impact society. In light of that commitment, we seek to hire people who share those core values and require all employees to comply with Cytec’s Code of Conduct and, periodically, certify your compliance.

•	Your employment shall be “at-will” at all times. You or Cytec may terminate your employment at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of Cytec. Nothing contained in this letter or any Cytec policy or benefit programs is intended to create a contract of employment for any specified period of time.

•	This offer is contingent upon you signing our standard Employee Agreement, verification of your academic and work history records, completion of a reference check, a criminal background check, a credit check, and your successful completion of our employment medical examination. The employment medical examination will include testing of your urine sample for the presence of drugs. If the result of this test is positive for illegal or unprescribed drugs, you will not be offered employment. If you are taking drugs under a doctor’s prescription, it is very important that you notify the examining physician. The medical examination is given at our expense and may be taken at any time after accepting our offer but prior to beginning work with Cytec. You will receive a packet shortly that will describe the process.

Please respond in writing acknowledging that the above terms are agreeable.

We are very excited about the prospect of your joining Cytec. We feel that you can make a tremendous contribution to Cytec and the Finance Function as well as being totally engaged in our strategic and operational initiatives. I also believe that you will enjoy the challenges that the position offers and the success that you can create. Should you have any questions about this offer, please feel free to contact me at 973-357-3280.

Sincerely,

/s/ Shane Fleming

Accepted:	/s/ Daniel G. Darazsdi

Date:	June 20, 2014